Exhibit 99.1


Investor Contact: Ken Jones
                  864-597-8658
                                                                   NEWS RELEASE
Media Contact:    Debbie Atkins
                  864-597-8361


      DENNY'S COMMENCES TENDER OFFERS FOR 12.75% SENIOR NOTES DUE 2007 AND
                          11.25% SENIOR NOTES DUE 2008

         SPARTANBURG, S.C., September 7, 2004 - Denny's Corporation (OTCBB:DNYY) announced today that it has commenced a cash tender offer for any and all $111.7 million aggregate principal amount of the outstanding 12 3/4% Senior Notes due 2007 issued by it and its wholly owned subsidiary, Denny's Holdings, Inc. (CUSIP No. 00763HAA7) (the "12 3/4% Notes"), and that it has commenced a cash tender offer for any and all of the $343.9 million aggregate principal amount of its outstanding 11 1/4% Notes Due 2007 (CUSIP No. 00758BAA7) (the "11 1/4% Notes"), in each case, subject to certain conditions described below. Each tender offer is scheduled to expire at 12:00 midnight, New York City, time on October 4, 2004, unless extended or earlier terminated (in each case, the "Expiration Date"). Denny's is also soliciting consents from the holders of the 12 3/4% Notes and the 11 1/4% Notes, respectively, to approve certain amendments (the "Amendments") to the indentures under which the 12 3/4% Notes and the 11 1/4% Notes were issued. The consents being solicited will eliminate substantially all of the restrictive covenants and related events of default, and will reduce the minimum notice period for the redemption of the 12 3/4% Notes and the 11 1/4% Notes from 30 days to three days. In each case, the tender of notes will include and constitute a consent to the Amendments, and holders of notes may not consent to the Amendments without tendering their notes. Consents from a majority of the aggregate principal amount of the notes will be required to effect the respective Amendments. Each solicitation of consents is scheduled to expire at 5:00 p.m., New York City time, on September 20, 2004, unless extended or earlier terminated (in each case, the "Consent Date"). Holders will be entitled to withdraw their tenders and revoke their consents pursuant to either tender offer only up to 5:00 p.m., New York City time, on the Consent Date.

Offer for 12 3/4% Notes

         Subject to certain conditions, holders of 12 3/4% Notes who tender their notes and deliver their consents prior to 5:00 p.m., New York City time, on the Consent Date, will receive tender consideration of 106.375% of the principal amount of the 12 3/4% Notes (the "12 3/4% Tender Consideration"), plus a consent fee of 0.25%. Holders who validly tender their 12 3/4% Notes after 5:00 p.m., New York City time, on the Consent Date, but prior to 12:00 midnight, New York City time, on the Expiration Date, will receive only the 12 3/4% Tender Consideration, and not the consent fee.

         In either case, holders that validly tender their 12 3/4% Notes shall receive accrued and unpaid interest up to, but not including, the applicable payment date. It is expected that the 12 3/4% Notes validly tendered prior to the closing of the new credit facilities referred to below (the "New Credit Facilities") will be paid for upon the closing of those facilities, which is expected to occur on or about September 21, 2004 (the "First Payment Date"). Any additional 12 3/4% Notes validly tendered thereafter through the Expiration Date may be accepted for payment and paid for at any time and from time to time thereafter until promptly following the Expiration Date.

         If the requisite consents to amend the indenture governing the 12 3/4% Notes have been obtained as of the Consent Date, the Amendments to the indenture governing the 12 3/4% Notes will be made operative on the First Payment Date. In that case, Denny's currently intends, on or following the First Payment Date, to call for redemption, in accordance with the terms of the indenture governing the 12 3/4% Notes, and to redeem as soon as three days thereafter (but not until promptly following the Expiration Date), the 12 3/4% Notes not purchased on the First Payment Date, subject to further tenders of 12 3/4% Notes through the Expiration Date. If the requisite consents to amend the indenture governing the 12 3/4% Notes have not been obtained as of the Consent Date, Denny's currently intends, on the First Payment Date, to discharge the indenture and call for redemption, in accordance with the terms of the indenture, and to redeem 30 days thereafter, all 12 3/4% Notes not then accepted pursuant to the tender offer, subject to further tenders of 12 3/4% Notes through the Expiration Date. In either case, the applicable redemption price will be 106.375% of the principal amount thereof, plus interest accrued to, but not including, the applicable redemption date. This statement of intent shall not constitute a notice of redemption under the indenture. Such notice, if made, will only be made in accordance with the applicable provisions of the indenture (as amended, if applicable).

         Denny's intends to finance the offer for the 12 3/4% Notes with proceeds of a new senior secured credit facility (the "New First Lien Facility") comprising a portion of the New Credit Facilities. The New Credit Facilities are currently anticipated to include up to approximately $345 million of term loans, as well as provide a $75 million revolving credit facility for Denny's working capital and general corporate purposes. The New Credit Facilities would also repay amounts outstanding under Denny's existing credit facility and provide funding for the tender offer for up to $180 million principal amount of the 11 1/4% Notes described below.

         The obligation to accept for purchase and to pay for the 12 3/4% Notes pursuant to the tender offer, as well as the effectiveness of the Amendments to the indenture governing the 12 3/4% Notes, are conditioned on, among other things, the closing of the New First Lien Facility.

Offer for 11 1/4% Notes

         Subject to certain conditions, holders of 11 1/4% Notes who tender their notes and deliver their consents prior to 5:00 p.m., New York City time, on the Consent Date, will receive tender consideration of 103.75% of the principal amount of the 11 1/4% Notes (the "11 1/4% Tender Consideration"), plus a consent fee of 0.25%. Holders who validly tender their 11 1/4% Notes after 5:00 p.m., New York City time, on the Consent Date, but prior to 12:00 midnight, New York City time, on the Expiration Date, will receive only the 11 1/4% Tender Consideration, and not the consent fee.

         In either case, holders that validly tender their 11 1/4% Notes shall receive accrued and unpaid interest, up to, but not including, the payment date. It is expected that payment for the 11 1/4% Notes validly tendered through the Expiration Date will be made only promptly following the Expiration Date.

         If the requisite consents to amend the indenture governing the 11 1/4% Notes have been obtained as of the Consent Date, the Amendments to the indenture governing the 11 1/4% Notes will be made operative promptly following the Expiration Date, subject to receipt of the additional financing for the tender offer described below. In that case, Denny's currently intends, also promptly following the Expiration Date, to call for redemption, in accordance with the terms of the indenture governing the 11 1/4% Notes, and to redeem three days thereafter, the 11 1/4% Notes not purchased pursuant to the tender offer. If the requisite consents to amend the indenture governing the 11 1/4% Notes are not obtained by the Consent Date, but the additional financing has been received, Denny's currently intends, as of the closing of the additional financing, to discharge and call for redemption, in accordance with the terms of the indenture, and to redeem 30 days thereafter, all 11 1/4% Notes not accepted pursuant to the tender offer. In either case, the applicable redemption price will be 103.75% of the principal amount thereof, plus interest accrued to, but not including, the applicable redemption date. This statement of intent shall not constitute a notice of redemption under the indenture. Such notice, if made, will only be made in accordance with the applicable provisions of the indenture (as amended, if applicable).

         Denny's intends to finance the offer for the 11 1/4% Notes with a portion of the proceeds of the New Credit Facilities (for up to $180 million principal amount of the 11 1/4% Notes), together with the net proceeds from an additional financing, as further described in the Offer to Purchase and Consent Solicitation Statement.

         The obligations to purchase and to pay for the 11 1/4% Notes pursuant to the tender offer are conditioned on, among other things, the closing of the New Credit Facilities and the closing of the additional financing. If Denny's effects the closing of the New Credit Facilities, but does not complete the additional financing, it currently intends to modify (and to extend as necessary, without extension of withdrawal rights) the tender offer for the 11 1/4% Notes in order to accept for payment and pay for up to $180 million principal amount of the 11 1/4% Notes validly tendered (on a pro rata basis to the extent valid tenders of the 11 1/4% Notes exceed that amount). However, the effectiveness of the Amendments to the indenture governing the 11 1/4% Notes will be conditioned upon the closing of both the New Credit Facilities and the additional financing.

         This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the notes. Each of the tender offers and consent solicitations may only be made in accordance with the terms of and subject to the conditions specified in the respective Offer to Purchase and Consent Solicitation Statement, dated September 7, 2004, and the related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

         UBS Securities LLC and Goldman, Sachs & Co. are acting as the exclusive dealer managers and solicitation agents; MacKenzie Partners, Inc. is acting as the information agent; and U.S. Bank National Association is acting as depositary in connection with each tender offer and the consent solicitation. Copies of each Offer to Purchase and Consent Solicitation Statement, Consent and Letter of Transmittal, and other related documents may be obtained from the information agent at MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, (800) 322-2885 (toll free) or (212) 929-5500 (collect). Additional information concerning the terms of each Offer and Consent Solicitation may be obtained by contacting UBS Securities LLC at (888) 722-9555, x4210 (toll free) or (203) 719-4210 (collect) or Goldman, Sachs & Co. at (877) 686-5059 (toll free) or (212) 357-5680 (collect).

         Denny's is America's largest full-service family restaurant chain, consisting of 553 company-owned units and 1,059 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.

         Certain matters discussed in this release may constitute forward looking statements involving risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Factors that could cause actual performance to differ materially from the performance indicated by such statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; the ability to complete the financing and other related transactions described above on favorable terms; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (and in the Company's subsequent quarterly reports on Form 10-Q).